Exhibit 6(o)

GUARANTY AGREEMENT

Definitions.

Guaranty:	This Guaranty Agreement dated effective April 7, 2015 (the “Effective Date”).

Guarantor:	John H. Davis
6504 Aberdeen Avenue
Dallas, Texas 75230

Secured Party:	Buaite Againn, LLLP, a Wyoming limited liability limited partnership
7001 Preston Rd., Suite 400
Dallas, TX 75205

Debtor:	BeautyKind, LLC, a Texas limited liability company
6504 Aberdeen Avenue
Dallas, TX 75230

Relationship of Guarantor to Debtor:	Beneficial member and manager of Debtor

Type of Guaranty:	Unconditional and Unlimited Guaranty Agreement

Loan:	Principal sum of Two Million and NO/100 Dollars ($2,000,000.00), together with any and all other sums which may be owing to Secured Party by Debtor pursuant to the Loan Agreement.

Loan Agreement:	Mezzanine Loan Agreement dated effective April 7, 2015 by and between the Secured Party, the Debtor, We-Commerce Holdings, LLC, a Texas limited liability (the “Pledgor”), and Guarantor, as the same may be amended from time to time (the “Loan Agreement”).

Guaranteed Indebtedness:	All (i) obligations, liabilities and indebtedness described in or arising in connection with any or all of the Loan Documents (as defined in the Loan Agreement), including, without limitation, the Obligations (as defined in the Loan Agreement and the Note (as defined in the Loan Agreement); (ii) indebtedness, obligations and liabilities of Debtor to Secured Party, of any kind or character, now existing or hereafter arising; (iii) costs and expenses incurred by any Secured Party in connection with the collection and administration of all or any part of the indebtedness and obligations guaranteed herein; and (iv) renewals, extensions, modifications and rearrangements of the indebtedness and obligations described herein.

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In consideration of Guarantor’s direct or indirect benefit of the Loan to Debtor from Secured Party, and with full and complete knowledge that if it were not for the truth and accuracy of the representations set forth herein, such Loan would not be so granted, and after diligent inquiry calculated to ascertain the truth and accuracy of such representations, Guarantor hereby agrees and warrants, certifies and represents to Secured Party as follows:

1.	Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to Secured Party the punctual payment when due the Guaranteed Indebtedness. The guaranty of Guarantor as set forth herein is a continuing guaranty of payment and not a guaranty of collection. Guarantor agrees that if all or any part of the Guaranteed Indebtedness shall not be punctually paid when due, whether on the scheduled payment date, by lapse of time, by acceleration of maturity or otherwise, Guarantor shall, immediately upon demand by a Secured Party, pay the amount due on the Guaranteed Indebtedness to Secured Party.

2.	Liability of Guarantor. In the event of default in payment or performance of the Guaranteed Indebtedness, Guarantor shall promptly pay the amount due thereon to Secured Party without notice or demand, of any kind or nature, in lawful money of the United States of America or perform the obligations to be performed hereunder, and it shall not be necessary for Secured Party first, or contemporaneously, to institute suit or exhaust remedies against Debtor or others liable on the Guaranteed Indebtedness, or to enforce any rights, remedies, powers, privileges or benefits of any Secured Party against any Collateral (as defined in the Loan Agreement). Suit may be brought or demand may be made against Debtor and all parties who have signed this Guaranty or any other guaranty in favor of Secured Party covering all or any part of the Guaranteed Indebtedness, or against any one or more of them, separately or together, without impairing the rights of Secured Party against any party. The exercise by Secured Party of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy by Secured Party.

3.	Subrogation. Until the Guaranteed Indebtedness has been paid, in full, Guarantor hereby covenants and agrees that it shall not assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights, remedies or liens of Secured Party against Debtor or its Affiliates or any other guarantor of the Guaranteed Indebtedness; or (b) any right of recourse, reimbursement, contribution, indemnification, or similar right against Debtor or its Affiliates or any other guarantor of all or any part of the Guaranteed Indebtedness. Until such time as the Guaranteed Indebtedness is paid and performed in full, Guarantor agrees not to receive or accept any payment from Debtor with respect to any debt due or to become due to Guarantor from Debtor at any time an Event of Default has occurred and is continuing.

4.	Obligations Not to be Diminished. Guarantor hereby agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, other than the release of the Guaranty in writing executed by Secured Party.

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5.	Waivers. Guarantor waives (a) any right to revoke this Guaranty with respect to future indebtedness; (b) any right to require Secured Party to do any of the following before Guarantor is obligated to pay the Guaranteed Indebtedness or before any Secured Party may proceed against Guarantor: (i) sue or exhaust remedies against Debtor and other guarantors or obligors, (ii) enforce rights against Debtor’s assets or the Collateral pledged by Debtor to secure the Guaranteed Indebtedness; (c) any right relating to the timing, manner, or conduct of such Secured Party’s enforcement of rights against Debtor’s assets or the collateral pledged by Debtor to secure the Guaranteed Indebtedness; (d) promptness, diligence, notice of any default under the Guaranteed Indebtedness, notice of acceleration or intent to accelerate, demand for payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by Debtor of additional indebtedness, notice of any suit or other action by any Secured Party against Debtor or any other Person, any notice to any party liable for the obligation which is the subject of the suit or action, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty.

6.	Representations and Warranties. Guarantor represents and warrants as follows:

a.	Guarantor has the power and authority and legal right to execute, deliver, and perform its obligations under this Guaranty and this Guaranty constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.
b.	The execution, delivery, and performance by Guarantor of this Guaranty do not and will not violate or conflict with any law, rule, or regulation or any order, writ, injunction, or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties are bound.
c.	The value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligation of Guarantor hereunder, and such liability and obligation may reasonably be expected to benefit Guarantor directly or indirectly.
d.	Guarantor understands that the execution and delivery of this Guaranty is a condition precedent to Secured Party’s obligation to make loans or extend credit under the Loan Agreement, an integral part of the transactions contemplated thereby, and a material inducement to Secured Party to enter into the Loan Agreement.
e.	Guarantor is deriving some benefit, direct or indirect, with regard to the Loan to Debtor, and acknowledges that such benefit, in Guarantor’s discretion, constitutes sufficient consideration for the execution of and the obligations represented by this Guaranty.
f.	Guarantor is not insolvent, Guarantor’s liabilities do not exceed his assets, and Guarantor will not be rendered insolvent by the execution and performance of this Guaranty Agreement.

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g.	The representations by Debtor in the Loan Documents are true and complete.

7.	Covenants. So long as this Guaranty remains in full force and effect, Guarantor shall:

a.	Furnish to Secured Party written notice of the occurrence of any Default or Event of Default promptly upon obtaining knowledge thereof.
b.	Furnish to Secured Party such additional information concerning Guarantor, Debtor or any other Person under the control of Guarantor as Secured Party may from time to time request.

8.	Miscellaneous.

a.	Successors and Assigns. This Guaranty is for the benefit of Secured Party and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness in accordance with the provisions of the Loan Agreement, or any part thereof, may be transferred with such indebtedness. Guarantor may not assign its obligations under this Guaranty without obtaining the prior written consent of Secured Party.
b.	Loan Agreement. The Loan Agreement, and all of the terms thereof, are incorporated herein by reference, the same as if stated verbatim herein, and Guarantor agrees that Secured Party may exercise any and all rights granted to it under the Loan Agreement and the other Loan Documents without affecting the validity or enforceability of this Guaranty.
c.	Setoff Rights. Secured Party shall have the right to set off and apply against this Guaranty or the Guaranteed Indebtedness or both, at any time and without notice to Guarantor, any and all deposits or other sums at any time credited by or owing from any Secured Party to Guarantor.
d.	Time of Essence. Time shall be of the essence in this Guaranty Agreement with respect to all of Guarantor’s obligations hereunder.
e.	Governing Law. This Guaranty is executed and delivered as an incident to a lending transaction negotiated and consummated in Dallas County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Guarantor hereby irrevocably (a) submits to the nonexclusive jurisdiction of the state and federal courts in Texas, (b) consents to venue in Dallas County, Texas. In connection with any litigation, this Guaranty may be filed as a written consent to a trial by the court.

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f.	WAIVER OF TRIAL BY JURY. GUARANTOR AND SECURED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY WITH REGARDS TO ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE”. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY GUARANTOR AND SECURED PARTY, AND GUARANTOR AND SECURED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS GUARANTY AGREEMENT. GUARANTOR AND SECURED PARTY ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION HEREOF IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. GUARANTOR FURTHER REPRESENTS AND WARRANTS THAT (A) IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS GUARANTY AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR (B) IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND (3) IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. FOR PURPOSES OF THIS SECTION, “DISPUTE” MEANS ANY CONTROVERSY, CLAIM OR DISPUTE BETWEEN OR AMONG GUARANTOR AND SECURED PARTY, INCLUDING ANY SUCH CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO (A) THIS GUARANTY AGREEMENT, (B) ANY OTHER LOAN DOCUMENT, (C) ANY RELATED AGREEMENTS OR INSTRUMENTS, OR (D) THE TRANSACTION CONTEMPLATED HEREIN OR THEREIN (INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED PERSONAL INJURY OR BUSINESS TORT).
g.	Guarantor shall pay on demand all attorneys’ fees and all other costs and expenses incurred by Secured Party in connection with the, administration, enforcement, or collection of this Guaranty Agreement.
h.	Counterparts. This Guaranty may be executed in multiple counterparts, each of which, for all purposes, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.
i.	No Oral Agreements. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the first date herein set forth.

GUARANTOR:

/s/ John H. Davis
John H. Davis

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